EXHIBIT 2.4

Execution Version

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this

“Amendment”), dated as of May 6, 2022, is entered into by and among ArcBest Corporation, a Delaware corporation (“Buyer”) on behalf of itself and Molo Solutions, LLC, an Illinois limited liability company and the successor by merger to Simba Sub, LLC, an Illinois limited liability company (“Merger Sub”), and, solely in their capacity as the Sellers’ Representative for the limited purposes described in the Merger Agreement (as defined below) and not in any personal capacity, Andrew Silver, an individual resident of the State of Illinois, and Matt Vogrich, an individual resident of the State of Illinois (collectively, the “Sellers’ Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on September 29, 2021, Buyer, the Sellers’ Representative, MoLo Solutions, LLC, an Illinois limited liability company (the “Company”), and Simba Sub, LLC, an Illinois limited liability company, entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, the Closing occurred on November 1, 2021;

WHEREAS, following the Closing, Buyer delivered to the Sellers’ Representative the Preliminary Closing Statement on January 31, 2022 (the “First Preliminary Closing Statement”) and an amended Preliminary Closing Statement on February 4, 2022 (the “Amended Preliminary Closing Statement” and together with the First Preliminary Closing Statement, the “Preliminary Closing Statements”) and the Sellers’ Representative delivered to Buyer an Objections Statement on March 15, 2022 (the “Prior Objections Statement”);

WHEREAS, Buyer, Sellers’ Representative and the Company (i) entered into a letter agreement on March 1, 2022 to extend the deadline for the Sellers’ Representative to deliver the Objections Statement to Buyer by an additional 10 Business Days (the “Letter Agreement”), and

(ii) subsequent to the Letter Agreement, entered into the Second Amendment to Merger Agreement dated March 31, 2022 (the “Second Amendment”); and

WHEREAS, in furtherance of the foregoing and in accordance with Section 13.07 of the Merger Agreement, the parties hereto desire to further amend the terms of the Merger Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Merger Agreement. The Merger Agreement (as amended by the Second Amendment) is hereby further amended as set forth below in this Section 1.

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(a)Section 2.08 of the Merger Agreement is hereby further amended to provide that, notwithstanding anything to the contrary in the Merger Agreement or the Second Amendment, the deadline for the Sellers’ Representative to deliver the Objections Statement to Buyer is extended to June 10, 2022.

(b)Section 2.08 of the Merger Agreement is hereby further amended to provide that, notwithstanding anything to the contrary in the Merger Agreement or the Second Amendment, the Objections Statement delivered by the Sellers’ Representative shall take into account all adjustments for activities by the Company and its Subsidiaries through May 31, 2022 relating to the balances of the Company and its Subsidiaries existing as of the Reference Time, including (i) any adjustments to accounts payable of the Company existing as of the Reference Time and (ii) increases to the calculation of Closing Net Working Capital, on a dollar for dollar basis, for the amount of outstanding accounts receivable of the Company existing as of the Reference Time (x) for which any payment is received by the Company by May 31, 2022, or (y) that are, no later than by May 31, 2022, validated or otherwise acknowledged in writing by the relevant customer to be a valid obligation of such customer together with a confirmation that such accounts receivable will be paid by June 15, 2022, in a form reasonably acceptable to Buyer (but such amounts will be disregarded to the extent not actually collected by June 15, 2022); provided, that in no event will the resulting final Closing Merger Consideration from the Objections Statement be less than the final Closing Merger Consideration set forth on the Amended Preliminary Closing Statement, provided, further, that the resulting final Closing Merger Consideration shall be determined in accordance with Section 2.08 of the Merger Agreement as modified by the framework agreed in this Amendment.

(c)The reference to “30 days” in Section 2.08(c) of the Merger Agreement is hereby amended to read “60 days (or, if later, June 30, 2022)”.

Section 2.  References to and Effect on the Merger Agreement. Except as specifically provided herein, nothing herein shall be deemed to constitute an amendment, modification, waiver or termination of any of the other terms set forth in the Merger Agreement, which shall remain in full force and effect, and constitute the valid, binding and enforceable obligations of the parties in accordance therewith.

Section 3.  Miscellaneous. All relevant provisions of Article XIII (Miscellaneous) of the Merger Agreement (including, without limitation, Section 13.06 thereof) shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page(s) Follow]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

BUYER:

ARCBEST CORPORATION (on behalf of itself and Molo Solutions, LLC)

By: /s/ Danny Loe  Name: Danny Loe

Title: Chief Yield Officer and President, Asset Light Logistics

SELLERS’ REPRESENTATIVE:

/s/ Andrew Silver

Andrew Silver

/s/ Matt Vogrich

Matt Vogrich

[Signature Page to Third Amendment to Agreement and Plan of Merger]

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